Exhibit 99.1

Apex Silver Reports on Third Quarter 2006 Results and San Cristobal Project Updates

Denver, CO, November 9, 2006/Business Wire/ Apex Silver Mines Limited (AMEX: SIL) today reported net income of $72.2 million or $1.25 per share for the third quarter 2006 compared to a net loss of $12.1 million or $0.25 per share for the same 2005 period.  In the third quarter of 2006, the company recorded a $119.8-million gain on the September 25, 2006 sale to Sumitomo Corporation of a 35% interest in Apex Silver’s San Cristobal silver-zinc-lead project located in southwestern Bolivia.  The consideration consisted of $224 million in cash plus certain deferred payments related to silver and zinc production from San Cristobal and assumption by Sumitomo of its pro-rata portion of the project financing and related hedge liabilities.

During the third quarter 2006, the company posted a $45.4-million charge for the commodity-related hedge positions.  The charge, which mostly stems from the application of Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” (FAS No. 133), requires that all derivative instruments be recorded on the balance sheet at fair value and that changes in the fair value be recorded in current earnings.  At September 30, 2006, the liability associated with the derivative positions was $182.2 million.

In the first nine months of 2006, the company recorded a net loss of $50.9 million or $0.92 per share, primarily due to the mark-to-market derivative charges offset by the gain on the sale of the 35% interest in San Cristobal.  The $88.4-million minority interest shown on the balance sheet reflects the share of the book value of San Cristobal owned by Sumitomo including its pro-rata portion of the hedge liabilities and project financing adjusted for the value of its future silver and zinc-related payment obligations.

At September 30, 2006, the company’s aggregate cash and short and long-term investments, both restricted and unrestricted, amounted to $549.1 million.  This amount included $116.3 million of cash and investments restricted to fund development of San Cristobal and outstanding corporate financial commitments.  At September 30, 2006, the company had spent approximately $420 million on the project ($226 million in 2006).

Significant Advancements in the Development of San Cristobal

Significant advancements were made in the development of San Cristobal and the project is now approximately 85% complete.  With major structural foundation and equipment fully installed, the primary crusher should be in position to receive ore in January 2007.  The conveyor structure and idlers are in place for the 1.5-kilometer overland conveyor.  With the imminent installation of the conveyor belt and the requisite electronic equipment, it should be fully operational by 2007.

Concentrator construction is advancing at a rapid pace.  The wraparound motors are complete on all three mills and liners are being placed in the Semi-Autogenous Grinding (SAG) and two ball mills.  All the cyclones, flotation cells, concentrate thickeners and filters have also been installed.  The major thrust of the future activity at the concentrator will be centered on the installation of process piping and electrical and instrumentation equipment.

Electrical substations at both San Cristobal and Punutuma have been completed and there should be access to the power grid by the end of 2006; the 10-kilometer tailings line has been routed and piping and booster pumping stations for the 15-kilometer water supply system have been built; the railroad spur is well advanced with laying of the rail now underway; the superstructure on the concentrate loading facility has been installed, and construction of the Mejillones port facility is proceeding as planned.

Mining activities are advancing to provide ore feed by the time the concentrator is fully operational.  Two new CAT 789 200-tonne haulage trucks are in service and approximately 15.1 million tonnes of material have been moved.  Eight more 200-tonne trucks, two PC 4000 Komatsu shovels and a CAT 994 loader are scheduled for delivery in late 2006 and early 2007.  The project remains on schedule to commence operations in the third quarter of 2007.

San Cristobal Operating Plan Update

The company has concluded an update to its operating and capital cost projections for San Cristobal, including a definitive cost to complete the project.  In the first five years of operation, based on designed 40,000-tonne per day ore throughput, San Cristobal is expected to produce approximately 16.9 million ounces of payable silver (at an average cash cost of $1.97 per ounce), 225,000 tonnes of payable zinc (at an average cash cost of $0.51 per pound) and 82,000 tonnes of payable lead (lead is credited as a by-product to silver production costs).  During the projected 16-year mine life, San Cristobal is expected to produce annually approximately 15.7 million ounces of payable silver, 166,000 tonnes of payable zinc and 59,000 tonnes of payable lead.

Recent pre-stripping activity has provided additional information regarding the boundary between the surface silver-rich oxide ore stockpiled for future treatment and the sulfide ore earmarked for processing through the San Cristobal concentrator.  The amount of oxide ore has increased and feasibility work is underway to evaluate the expansion of silver production using alternative methods of processing it early in the mine life of San Cristobal.  Results of the studies should be available in mid-2007.  In the meantime, the company expects to incur an additional $23 million in costs associated with the increased stockpiling of these ores prior to the startup.

The company also expects to spend approximately $15 million in additional capital and has allocated about $9 million in additional contingency bringing the revised total capital cost estimate to about $650 million (compared to the original estimate of approximately $600 million).  As previously indicated, this estimate excludes working capital and advancements related to construction of the power line, port and working capital which should total approximately $70 million.

“In today’s robust pricing environment for all commodities, we applaud our employees and contractors for their cost containment efforts in keeping the San Cristobal project on schedule and, excluding the effect of stockpiling of additional amounts of silver-rich oxide ores, within a remarkable four percent of the original capital estimate prepared in 2004,” said Jeffrey G. Clevenger, Apex Silver’s President and Chief Executive Officer.

Apex Silver is a mining exploration and development company.  Its 65%-owned San Cristobal project is the world’s largest development in silver and zinc.  The Ordinary shares of Apex Silver trade on the American Stock Exchange under the symbol “SIL”.

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the expectation of the capital cost of the San Cristobal project, the future rates and cost of production of silver, zinc and lead and commencement of operations in the third quarter of 2007.  Actual results relating to any and all of these subjects may differ materially from those presented.  Factors that could cause results to differ materially include fluctuations in silver, zinc and lead prices, problems or delays in construction and startup, variations in ore grade and processing rates, problems in emerging financial markets and political unrest and uncertainty in Bolivia.  The company assumes no obligation to update this information.  Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-K filed with the SEC for the year ended December 31, 2005.

CONTACT:  Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES LIMITED

Summary Financial Information

(In thousands of United States dollars, except for shares and per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2006	September 30, 2005	September 30, 2006	September 30, 2005
Income and expenses
Interest and other income	$4,469	$5,700	$12,637	$12,743
Gain on sale of interest in subsidiary	119,800	—	119,800	—
Gain on extinguishment of debt	—	—	2,875	—
Trading gains (losses) - commodities	(45,432)	(9,640)	(165,487)	(7,584)
Trading gains (losses) - foreign currency	203	474	439	(810)
Exploration expense	(2,155)	(1,097)	(5,162)	(3,858)
Other operating expense	(134)	—	(276)	—
Administrative expense	(4,123)	(4,814)	(15,122)	(13,660)
Interest expense & other borrowing costs	—	(2,639)	(774)	(6,501)
Amortization and depreciation	(100)	(81)	(296)	(114)
Gain (loss) before minority interest	72,528	(12,097)	(51,366)	(19,784)
Income tax expense	(54)	—	(161)	—
Minority interest	257	1	250	12
Net gain (loss)	$72,731	$(12,096)	$(51,277)	$(19,772)
Other comprehensive income (loss)	(560)	30	403	(127)
Comprehensive income (loss)	$72,171	$(12,066)	$(50,874)	$(19,899)

Net income (loss) per Ordinary Share-basic	$1.25	$(0.25)	$(0.92)	$(0.41)
Net income (loss) per Ordinary Share-diluted	$1.23	$(0.25)	$(0.92)	$(0.41)
Weighted average Ordinary Shares basic	58,417,387	48,781,621	55,816,488	48,047,071
Weighted average Ordinary Shares diluted	58,989,561	48,781,621	55,816,488	48,047,071

SUMMARY BALANCE SHEET DATA in thousands of U.S. dollars	September 30, 2006	December 31, 2005
	(Unaudited)

Cash & cash equivalents	$138,097	$4,808
Restricted cash	15,172	135,182
Short-term investments	290,743	132,000
Restricted investments	101,133	67,491
Other current assets	16,012	5,824
Total current assets	561,157	345,305

Property, plant and equipment (net)	583,168	379,138
Ore inventories	16,498	—
Deferred financing costs	19,988	21,604
Value added tax recoverable	45,537	20,052
Restricted investments	4,000	12,392
Other assets	2,109	2,020
Total assets	$1,232,457	$780,511

Accounts payable and accrued current liabilities	66,048	74,487
Accrued interest payable	799	3,096
Derivatives	14,101	5,652
Current portion of long-term debt	2,993	2,270
Total current liabilities	83,941	85,505

Long-term debt	434,117	320,021
Derivatives	168,140	50,621
Asset retirement obligation	5,394	2,003
Other long-term liabilities	1,400	—
Total liabilities	692,992	458,150

Minority interest in subsidiaries	88,403	34
Shareholders’ equity	451,062	322,327
Total liabilities & shareholders’ equity	$1,232,457	$780,511